Exhibit 10.02

SEPARATION AND RETIREMENT AGREEMENT

This SEPARATION AND RETIREMENT AGREEMENT (“the Agreement”) is made and entered into as of the 15th of December, 2008 (the “Effective Date”), by and between CARAUSTAR INDUSTRIES, INC., a North Carolina corporation with its principal place of business in Austell, Georgia (“the Company”), and John R. Foster (“Employee”).

STATEMENT OF PURPOSE

Employee has served as a Named Executive Officer of the Company with responsibilities for Sales and Marketing in support of the Mill Group. As of the Resignation Date, Employee will be involuntarily terminated and tender his resignation as an officer of the Company. The purpose of this Agreement is to set forth the terms and agreements of the parties under which this involuntary separation will be accomplished.

AGREEMENT

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the Company and Employee hereby agree as follows:

1. Definitions. Throughout this Agreement, the following terms shall have the stated meaning:

(a) Transition Period shall mean that period commencing with the Effective Date up to and including December 31, 2008.

(b) Resignation Date shall mean December 31, 2008.

(c) Severance Period shall mean that period commencing January 1, 2009 up to the Retirement Date.

(d) Retirement Date shall be the earlier of (i) the date on which Employee is entitled to receive a payment under the Extended CIC Agreement, or (ii) January 1, 2010.

(e) Extended CIC Agreement means the separate Extended Change in Control Severance Agreement entered into between the Company and Employee as of the Effective Date.

2. Resignation as Officer. Employee hereby formally tenders his resignation as an officer and, as applicable, director of any of the Company’s subsidiaries and/or affiliates, all such resignations to be effective as of the Resignation Date. Employee agrees to execute any documents reasonably required by the Company, and/or its subsidiaries and affiliates, to effect such resignations.

3. Transition Period. Subject to Employee’s full compliance with the terms of this Agreement, Employee shall continue to be employed by the Company during the Transition Period. As an employee of the Company during the Transition Period, Employee shall be entitled to receive the salary and benefits specified in paragraph 4, below. During the Transition Period, Employee agrees to use any and all accrued vacation to which he would otherwise be entitled and remain accessible to Senior Management of the Company on business related matters as may be requested of Employee with prior notice.

4. Payments and Benefits to Employee During the Transition Period.

(a) Salary. During the Transition Period, the Company shall continue to pay Employee his current annual base salary of $290,460. All salary payments shall be made at a time and in accord with the regular payroll practices of the Company with respect to its executive officers. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes or other deductions authorized by Employee.

(b) Benefits. During the Transition Period, Employee and his covered dependents shall be entitled to participate in all health and welfare and pension benefit plans sponsored or provided by the Company to the same extent and on the same basis as other executive employees of the Company. Nothing herein shall affect the Company’s right to modify, change, terminate or amend the terms of any of its group welfare or pension benefit plans, and Employee’s entitlement to any benefits under such plans shall be governed solely and exclusively by the terms of the then current, actual benefit plan documents.

5. Payment and Benefits During the Severance Period.

(a) Salary. During the Severance Period, the Company shall continue to pay Employee his current annual base salary of $290,460. All salary payments shall be made at a time and in accord with the regular payroll practices of the Company with respect to its executive officers. All such amounts shall be subject to and reduced by any applicable federal and state withholding taxes or other deductions authorized by Employee.

(b) Benefits. During the Severance Period, Employee and his covered dependents shall be entitled to participate in all health and welfare and pension benefit plans sponsored or provided by the Company to the same extent and on the same basis as other executive employees of the Company, except that: (i) Employee shall be provided with fully subsidized healthcare coverage up to eighteen (18) months, which shall be deemed to have been paid at the COBRA rate and which shall run concurrently with COBRA coverage; and (ii) Employee shall not be entitled, from and after the Resignation Date to: (iii) accrue vacation; (iv) receive any short-term or long-term incentive payments, except as set forth in subparagraph 5(d) below; (v) be reimbursed for dues or assessments relating to any private club, country club or professional organization; (vi) participate in or receive the benefits of the Change in Control Severance Agreement (“CIC Agreement”) by and between Employee and the Company; (vii) receive benefits under any severance plan, practice or policy maintained or sponsored by the Company except as set forth in this subparagraph 5(b) and in subparagraph 5(e), below and the Extended CIC Agreement or (viii) receive reimbursement for any business, entertainment or similar expenses incurred by Employee during the Severance Period unless expressly approved in advance. Nothing herein shall affect the Company’s right to modify, change, terminate or amend the terms of any of its group welfare or pension benefit plans, and Employee’s entitlement to any benefits under such plans shall be governed solely and exclusively by the terms of the then current, actual benefit plan documents.

(c) Conditions to Benefits. All group health care benefits provided to Employee during the Severance Period, as set forth in subparagraph 5(b) above, shall terminate immediately upon Employee becoming covered under any group benefit plan sponsored by any employer other than the Company. Provided that Employee (and his covered dependents, if applicable) shall continue to be eligible for and to receive benefits to which Employee is entitled under any other welfare benefit plan of the Company, the Caraustar Industries, Inc. Retirement Plan, the Caraustar Industries, Inc. Employees’ Savings Plan, the Caraustar Industries, Inc. Restoration Plan (the “SERP”) and the Extended CIC Agreement.

(d) Incentive Plan. Employee shall be eligible to participate in the Company’s Key Leaders and Senior Managers Incentive Plan (the “Incentive Plan”) for the 2008 calendar year and may be eligible for an Incentive Plan payment, provided that the Compensation Committee of the Board of Directors (the “Committee”) approves Incentive Plan payments to executive officers.

(e) Outplacement Services. The Company will provide Employee, at no expense to him, outplacement services at the executive level. Said services will be provided by a mutually agreed upon resource.

6. Forfeiture of Benefits Upon Change in Control. Concurrent with the execution of this Agreement, the parties have entered into the Extended CIC Agreement. The Extended CIC Agreement terminates the prior CIC Agreement between the parties, and provides certain severance benefits in the event that a change in control of the Company occurs within a specified period following the Resignation Date. In the event that Employee becomes entitled to severance benefits under the Extended CIC Agreement as a result of a change in control following the Resignation Date, then notwithstanding anything in this Agreement to the contrary, all of the severance benefits described in paragraphs 4 and 5 of this Agreement that have not been paid to the Employee shall be forfeited as of the date that severance benefits become payable under the Extended CIC Agreement, and any further benefits, if any, shall be provided by the Company to Employee under the Extended CIC Agreement or the SERP, provided, however that neither this Agreement, the Extended CIC Agreement or the SERP shall affect Employee’s rights to benefits related to Employee’s vested, accrued rights.under the tax –qualified pension benefit plans or defined contribution pension plans of which Employee is a participant or beneficiary.

7. Stock Options and PARS. Equity grants of restricted stock in the form of, performance accelerated restricted stock (PARS), performance shares and service based restricted stock that have been granted to Employee prior to the date hereof shall continue to vest in accordance with the provisions applicable to such grants, and shall be exercisable according to the terms and conditions set forth in the Long Term Equity Incentive Plan and the option agreements entered into pursuant thereto. Employee acknowledges that he has voluntarily forfeited his non qualified stock options granted by the Company in the years 2003, 2004 and 2006.

8. Return of Company Property. All records, files, lists, including computer-generated and electronic files, drawings, notes, notebooks, letters, handbooks, blueprints, manuals, sketches, specifications, formulas, financial documents, sales and business plans, customer lists, lists of customer contacts, pricing information, software, cellular phones, credit cards, keys, equipment and similar items relating to the Company’s business, together with any other property of the Company or property which the Employee received in the course of Employee’s employment with the Company, shall be returned to the Company no later than the Resignation Date. Employee will be allowed to keep the company-owned laptop following the removal of any unlicensed software as well as the company-sponsored cell phone and blackberry device. Employee further represents that he will not copy or cause to be copied, download, print out or cause to be printed out or downloaded or transferred any software, documents, electronic data or files or other materials originating with or belonging to the Company.

9. Confidentiality and Nondisparagement. Employee agrees to keep confidential and not to make any statement, written or oral (including but not limited to any media source or to any other party) regarding the terms of this Agreement. Provided, however, it shall not constitute a breach of this paragraph for Employee to disclose the terms of this Agreement to Employee’s spouse, legal counsel, tax accountant, medical provider or licensed counselor, provided Employee obtains the agreement of such person to keep the terms hereof confidential. Furthermore, during the Transition and Severance Period, Employee, for the good and valuable consideration furnished herein, agrees not to disparage, bring into disrepute or make any negative statement concerning the Company, its subsidiaries or affiliates or any of their respective employees, officers or directors or make any other statement that would disrupt, impair or affect adversely the reputation, business interests, or profitability of such parties or place such parties in any negative light. Any breach of this paragraph by Employee shall constitute a material breach of this Agreement, and shall entitle the Company to any and all remedies provided by law for the material breach of contract, including the suspension of any performance owed by the Company hereunder. Provided, however, that notwithstanding the provisions hereof, it shall not constitute a breach of this Agreement for Employee to testify truthfully about any subject when compelled to do so by legal process or disclose this agreement as a requirement of a legal process to enforce the commitments contained herein.

10. Admissions. Employee acknowledges that the payment by the Company of the benefits described herein shall never for any purpose be considered an admission of liability on the part of the Company, by whom liability is expressly denied, and no past or present wrongdoing on the part of the Company shall be implied by such payment. Similarly, no admission of past or present wrongdoing on the part of Employee shall be implied by virtue of his resignation from the Company.

11. Release. As consideration for the payments and benefits to be provided by the Company to Employee hereunder, Employee agrees for Employee and for Employee’s heirs, executors, administrators and assigns, to release and forever discharge the Company and all of its parent and subsidiary corporations and each of their affiliated entities (including limited liability companies and partnerships or joint ventures), together with each of their respective agents, officers, employees, directors, insurers, and attorneys, from, and to waive any and all rights with respect to all manner of known claims, actions, causes of action, suits, judgments, rights, demands, debts, damages, or accountings of whatever nature, legal, equitable or administrative, which Employee ever had, now has or may claim to have, upon or by reason of the occurrence of any matter, cause or thing whatsoever up to the date of this Separation Agreement, including without limitation: (i) any claim whatsoever (whether under federal or state statutory or common law) arising from or relating to Employee’s employment or changes in Employee’s employment relationship with the Company, including Employee’s separation, termination, resignation or retirement therefrom; (ii) all claims and rights for additional compensation or benefits of whatever nature other than benefit provided by the Company’s ; (iii) any claim under any contract including for breach of contract, implied or express, impairment of economic opportunity, intentional or negligent infliction of emotional distress, wage or benefit claim, prima facie tort, defamation, libel, slander, negligent termination, wrongful discharge, or any other tort, whether intentional or negligent; (iv) all claims and rights under Title VII of the Civil Rights Act of 1964, the Civil Rights Acts of 1866, 1871, or 1991, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act, the Americans With Disabilities Act, the Family and Medical Leave Act, all as amended, or any other federal, state, county or municipal statute or ordinance relating to any condition of employment or employment discrimination; and (v) all claims under any employment agreement by and between Employee and the Company. Provided, however, this Release shall not (i) include any claims relating to the obligations of the Company under this Agreement, (ii) operate to release Employee’s ownership of any common stock of the Company or rights provided to Employee in connection with stock option awards or performance accelerated restricted stock issued to him prior to the date hereof; or (iii) affect Employee’s vested and accrued rights as a participant in the Company’s tax-qualified defined benefit or defined contribution pension plans, the Extended CIC Agreement or the SERP.

12. Noncompetition. Employee shall continue to be bound by reasonable standards of confidentiality until the expiration of the Severance Period. Employee’s compliance with these obligations shall be a condition to Employee’s receipt of any payments or benefits under this Agreement, and Employee’s failure to comply with any of the terms thereof shall result in a forfeiture of all payments and benefits described herein, provided that Employee’s rights under stock option and restricted stock agreements, the

Company’s welfare benefits plans, the tax-qualified pension benefit plans and the SERP of which Employee is a participant or beneficiary shall not be forfeited under this paragraph 12. Until the expiration of the Severance Period, the Employee shall not serve as a majority owner or senior officer of an entity that is in direct competition with the primary business and sales activities of the Mill Group. Until the expiration of the Severance Period, the Employee shall be prohibited from directly calling on or soliciting the customers currently being supplied by the Mill Group in such competitive products and services.

13. Governing Law and Forum Selection. This Agreement shall be governed by the substantive laws of the State of North Carolina, without regard to the effect or application of any conflict of laws principles to the contrary. Employee and the Company agree that any claim against the Company or any of its affiliates or their employees, officers or directors (“the Company Parties”) arising out of or relating in any way to this Agreement or to Employee’s employment with the Company shall be brought exclusively in the Superior Court of Cobb County, Georgia, or the United States District Court for the Northern District of Georgia (Atlanta Division), and in no other forum. Employee and the Company hereby irrevocably consent to the personal and subject matter jurisdiction of these courts for the purpose of adjudicating any claims subject to this forum selection clause. Employee and the Company also agree that any dispute of any kind arising out of or relating to this Agreement or to Employee’s employment (including without limitation any claim released herein by Employee) shall at either the Employee’s or the Company Parties’ election or demand be submitted to final, conclusive and binding arbitration before and according to the rules then prevailing of the American Arbitration Association in Atlanta, Georgia, which election or demand may be made at any time prior to the last day to answer and/or respond to a summons and/or complaint or counterclaim made by Employee or the Company. The results of any such arbitration proceeding shall be final and binding both upon the Company Parties and upon Employee, and shall be subject to judicial confirmation as provided by the Federal Arbitration Act, which is incorporated herein by reference. Provided, however, that nothing in this paragraph 13 shall preclude the Company Parties from obtaining preliminary or emergency injunctive relief to restrain any violation of the provisions hereof.

14. Severability. If any of the provisions set forth in this Agreement be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

15. Voluntary Agreement. Employee hereby represents that Employee has carefully read and completely understands the provisions of this Agreement and that Employee has entered into this Agreement voluntarily and without any coercion whatsoever, and in order to receive benefits described in this Agreement that are not otherwise owed to Employee by the Company. Employee represents that he has been advised in writing of his right to secure counsel to assist in his reviewing this Agreement, that he has had sufficient time to review carefully each of the provisions hereto with his counsel, and that his execution hereof is the product of his own free will and volition. The Company hereby represents that it has entered into this Agreement voluntarily and that due corporate authority has been obtained for entry into this Agreement.

16. Assistance and Cooperation. During the Transition and Severance Periods Employee agrees to cooperate with and provide assistance to the Company and its legal counsel in connection with any litigation (including arbitration or administrative hearings) or investigation affecting the Company, its subsidiaries or affiliates in which, in the reasonable judgment of the Company’s counsel, Employee’s assistance or cooperation is needed. During the Transition and Severance Periods, Employee shall, when requested by the Company, provide testimony or other assistance and shall travel at the Company’s request in order to fulfill this obligation. Provided, however, that, in connection with such litigation or investigation, the Company shall attempt to accommodate Employee’s schedule, shall provide him with reasonable notice in advance of the times in which his cooperation or assistance is needed, and shall reimburse Employee for any reasonable expenses and loss of income incurred in connection with such matters, unless otherwise prohibited by law. In addition, during the time he is receiving any of the payments set forth herein, Employee agrees to cooperate fully with the Company on all matters relating to his employment and the conduct of the Company’s business. Nothing in this paragraph shall impose an obligation on Employee beyond the Transition and Severance Periods.

17. Waiver, Dependent Conditions and Fees. Any waiver or consent from the Company or Employee with respect to any term or provision of this Agreement or any other aspect of the Company’s or Employee’s conduct shall be effective only in the specific instance and for the specific purpose for which given and shall not be deemed, regardless of frequency given, to be a further or continuing waiver or consent. The failure or delay of the Company or the Employee at any time or times to require performance of, or to exercise any of its powers, rights or remedies with respect to, any term or provision of this Agreement shall not affect the Company’s or Employee’s right at a later time to enforce any such term or provision. In addition thereto, the failure of the Employee to perform or satisfy any obligation set forth herein shall give the Company the right to suspend any obligation otherwise owed to Employee hereunder.

18. Acknowledgement of Waiver of Rights. Employee acknowledges that Employee’s waiver of rights and claims under this Agreement includes a waiver of rights and claims under the Federal Age Discrimination in Employment Act of 1967, as amended, and that such waiver and the waiver and release of all other rights and claims contemplated by the release set forth in paragraph 11 above are made knowingly and voluntarily. Employee acknowledges that he has been given a period of at least twenty-one (21) days to consider the provisions of the release stated above, and to consult with his attorney, accountant, tax advisor, spouse or other persons prior to making a decision to sign this document. Employee further acknowledges that the Company has not pressured or coerced Employee to execute this Agreement prior to the expiration of 21 days from the date it was furnished to Employee and that any decision to execute this Separation Agreement prior to such time has been made freely and voluntarily.

19. Indemnification. To the extent that the Company would have covered the Employee during his employment, the Company agrees to indemnify Employee for acts and omissions preceding the date of his resignation as an officer of the Company to the full extent permitted under the Articles of Incorporation and Bylaws of the Company. The Company further agrees to maintain for Employee, with respect to acts and omissions preceding said resignation date, directors’ and officers’ liability insurance with the same limits as pertain to the Company’s other officers and directors.

20. Further Conditions. The obligations of the Company set forth in this Agreement, are conditional upon Employee’s execution and full ratification of this Agreement, including the release set forth herein, no later than twenty-one (21) days following the date on which this Separation Agreement is submitted to Employee, as well as upon Employee’s failure to revoke the same following the expiration of seven days following such execution. In the event that Employee fails to execute this Agreement within such 21-day period or revokes the execution thereof within seven days following such execution thereof, the Company’s obligations hereunder shall be null and void.

21. Ratification and Return of Consideration. Any attempt by Employee to challenge this Agreement or attempt to declare any provision herein void or voidable, must be preceded by a return of any and all consideration received hereunder. In particular, should Employee fail to return any part of such consideration within forty-five (45) days hereof, Employee shall be deemed to have accepted the full benefits of this Agreement and shall be bound by all provisions herein. Provided, however, that nothing in this paragraph shall be deemed to preclude Employee’s ratification of this Agreement in any other way allowed or permitted by law.

22. Entire Agreement. This Agreement contains the entire agreement between the Company and Employee and supersedes all prior agreements relating to the subject matter hereof, except as expressly referred to herein, and may be changed only by a writing signed by the parties hereto. Provided that, Employee’s accrued rights under the pension plans and any other tax-qualified employee benefits plans, the Extended CIC Agreement, the SERP, and the Incentive Plan are not superseded by this Agreement. Among the agreements superseded and replaced are the Change in Control Severance Agreement, executed on April 24, 2008, and the Confidentiality and Non-Competition Agreement, executed on November 7, 2005. The aforementioned list is merely an example of the types of documents that Employee has executed, but does not purport to be an exhaustive list of agreements which are superseded and replaced by this Separation and Retirement Agreement. Any and all prior representations, statements and discussions regarding the subject matter of this Agreement have been merged into and/or replaced by the terms of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, or caused this Agreement to be duly executed by their authorized representatives as of the day and year first above written.

EMPLOYEE	CARAUSTAR INDUSTRIES, INC.

/s/ John R. Foster	/s/ Michael J. Keough
By: John R. Foster	By: Michael J. Keough
Its: President and CEO

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